PRESS RELEASE


FOR IMMEDIATE RELEASE
CONTACT:  FRANK NEWTON
          501-698-2300



                     DENTAL COMPANY ANNOUNCES TRIAL VERDICT


     Batesville, AR, February 27, 1997 (AMEX-PRO). Professional Dental Technologies, Inc., announced that it has received a favorable verdict in the trial of the lawsuit between its wholly-owned subsidiary, PDT Image, Inc., and Source 1 Dental Image, Inc. ("SDI"), partners in the partnership known as Pro-Dentec Canada.

     During the summer of 1995, a lawsuit was filed in which PDT Image claimed, among others, damages for fraud and breach of fiduciary duty on the part of its partner. The suit was later amended to include a claim of civil conspiracy. SDI filed a counterclaim and requested dissolution of the partnership. Trial was held in the Chancery Court of Indpendence County, Arkansas, in September, 1996.

     By letter dated February 24, 1997, the Court issued its ruling in the matter. SDI and its two principal officers were found to have breached their fiduciary duty, committed actual and constructive fraud and engaged in civil conspiracy. The court has ruled that the partnership agreement be rescinded; that SDI's license rights in the software developed be awarded to PDT Image; and that SDI and its officers are to make restitution to PDT Image in an amount which will be determined after the final decree is signed by the Court, but which may approximate $900,000. The SDI principals are personally and individually responsible for payment of the restitution.

     Company officials caution that value of the license rights assigned to PDT Image is in question due to the existence in the market of competing software, and further, that there can be no assurance that PDT Image will be able to collect the amount of the ordered restitution.



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